n e w s r e l e a s e

Exhibit 99.2

Humana Inc. 500 West Main Street P.O. Box 1438 Louisville, KY 40202 http://www.humana.com
FOR MORE INFORMATION CONTACT:

Lisa Stoner Humana Investor Relations (502) 580-2652 e-mail: LStamper@humana.com
Mark Taylor
Humana Corporate Communications
(317) 753-0345
e-mail: MTaylor108@humana.com

Humana Reports Third Quarter 2022 Financial Results;
Affirms Recent Upward Revision to Full Year 2022
Adjusted EPS Financial Guidance

•Reports 3Q22 earnings per diluted common share of $9.39 on a GAAP basis, Adjusted EPS of $6.88; reports YTD 2022 EPS of $22.16 on a GAAP basis, $23.58 on an Adjusted basis
•Updates FY 2022 EPS guidance to 'approximately $23.27' on a GAAP basis; affirms recent $0.25 per share upward revision to Adjusted EPS guidance of 'approximately $25.00', representing growth of 21 percent over FY 2021 Adjusted EPS
•Achieves 96 percent of the company's Medicare Advantage members currently enrolled in 4-star and above contracts, and 66 percent of members in 4.5 and 5-star contracts for 2023, an industry-leader among its publicly traded peers
•Anticipates 2023 individual Medicare Advantage membership growth of 325,000 to 400,000, or 7.1 percent to 8.7 percent growth, over projected FY 2022 ending membership; in line with anticipated high single-digit industry growth
LOUISVILLE, KY (November 2, 2022) – Humana Inc. (NYSE: HUM) today reported consolidated pretax results and diluted earnings per common share for the quarter ended September 30, 2022 (3Q22) versus the quarter ended September 30, 2021 (3Q21) and for the nine months ended September 30, 2022 (YTD 2022) versus the nine months ended September 30, 2021 (YTD 2021) as noted in the tables below.

Consolidated income before income taxes and equity in net earnings (pretax results) In millions	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Generally Accepted Accounting Principles (GAAP)	$1,297	$1,636	$3,639	$3,414
Amortization associated with identifiable intangibles	25	17	61	47
Gain on Kindred at Home equity method investment	—	(1,129)	—	(1,129)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	13	33	(16)	567
Transaction and integration costs	17	71	70	93
Change in fair market value of publicly-traded equity securities	(51)	174	119	197
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	82	—	285	—
Gain on sale of Kindred at Home's Hospice and Personal Care divisions (KAH Hospice)	(240)	—	(240)	—
Adjusted (non-GAAP)	$1,143	$802	$3,918	$3,189

Diluted earnings per common share (EPS)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$9.39	$11.84	$22.16	$22.77
Amortization associated with identifiable intangibles	0.15	0.10	0.37	0.28
Gain on Kindred at Home equity method investment	—	(8.74)	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	0.08	0.20	(0.10)	3.38
Transaction and integration costs	0.10	0.39	0.42	0.52
Change in fair market value of publicly-traded equity securities	(0.31)	1.04	0.72	1.18
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	0.50	—	1.73	—
Net gain on the sale of KAH Hospice	(3.03)	—	(1.72)	—
Adjusted (non-GAAP)	$6.88	$4.83	$23.58	$19.40

“We are pleased with our third quarter results and the strong performance across all of our businesses,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “Humana is well positioned for the 2023 Medicare Advantage Annual Election Period, with plans designed to meet customers' affordability and healthcare needs, especially important given the current economic conditions and knowing many seniors are on fixed incomes. In fact, 72 percent of Humana plans have $0 primary care copays and 94 percent include dental benefits, with many having expanded coverage for essentials like groceries, rent and utilities. We have achieved industry leading Stars scores for the 5th year in a row enhancing our ability to offer comprehensive and affordable benefits. Taken together, our plan designs and operating performance reinforce our confidence in achieving our new 2025 Adjusted EPS target of $37."
Please refer to the tables above, as well as the consolidated and segment highlight sections that follow for additional discussion of the factors impacting the year-over-year comparisons.
In addition, below is a summary of key consolidated and segment statistics comparing 3Q22 to 3Q21 and YTD 2022 to YTD 2021.

Humana Inc. Summary of Results (dollars in millions, except per share amounts)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
CONSOLIDATED
Revenues - GAAP	$22,799	$20,697	$70,431	$62,010
Revenues - Adjusted (non-GAAP)	$22,748	$20,871	$70,550	$62,207
Pretax income - GAAP	$1,297	$1,636	$3,639	$3,414
Pretax income - Adjusted (non-GAAP)	$1,143	$802	$3,918	$3,189
Diluted EPS - GAAP	$9.39	$11.84	$22.16	$22.77
Diluted EPS - Adjusted (non-GAAP)	$6.88	$4.83	$23.58	$19.40
Benefits expense ratio - GAAP	85.6%	87.1%	86.0%	86.3%
Operating cost ratio - GAAP	13.5%	12.6%	13.0%	10.9%
Operating cost ratio - Adjusted (non-GAAP)	13.1%	12.2%	12.5%	10.8%
Operating cash flows - GAAP	$8,453	$2,835	$9,714	$2,358
Operating cash flows - Adjusted (non-GAAP) (e)	$2,675	$2,835	$3,936	$2,358
Parent company cash and short term investments	$1,183	$1,246
Debt-to-total capitalization	39.4%	43.0%

RETAIL SEGMENT
Revenues - GAAP	$20,189	$18,440	$62,486	$55,633
Benefits expense ratio - GAAP	86.5%	88.1%	87.2%	87.6%
Operating cost ratio - GAAP	9.4%	9.1%	8.5%	8.4%
Segment earnings attributable to Humana - GAAP	$739	$456	$2,452	$2,086
Segment earnings attributable to Humana - Adjusted (non-GAAP)	$750	$460	$2,471	$2,098

GROUP AND SPECIALTY SEGMENT
Revenues - GAAP	$1,551	$1,695	$4,748	$5,150
Benefits expense ratio - GAAP	78.7%	86.4%	76.5%	81.2%
Operating cost ratio - GAAP	27.6%	24.9%	26.5%	23.9%
Segment earnings (loss) - GAAP	$49	($28)	$282	$186
Segment earnings (loss) - Adjusted (non-GAAP)	$50	($27)	$286	$189

HEALTHCARE SERVICES SEGMENT
Revenues - GAAP	$8,880	$8,038	$26,530	$22,760
Operating cost ratio - GAAP	95.0%	95.0%	94.6%	95.6%
Segment earnings attributable to Humana- GAAP	$630	$373	$1,512	$953
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (f)	$452	$415	$1,439	$1,132

2022 Earnings Guidance
Humana affirmed its FY 2022 Adjusted EPS guidance that was previously revised upward as part of the company's Investor Day in September 2022. The current FY 2022 Adjusted EPS guidance of 'approximately $25.00' reflects 21 percent growth compared to FY 2021 Adjusted EPS results.

Additional FY 2022 guidance points are included in the table on page 19 of this earnings release.

Diluted earnings per common share	FY 2022 Guidance (g)	FY 2021 (h)
GAAP	approximately $23.27	$22.67
Amortization of identifiable intangibles	0.48	0.39
Gain on Kindred at Home equity method investment	—	(8.73)
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	(0.10)	3.56
Transaction and integration costs	0.62	0.72
Change in fair market value of publicly-traded equity securities	0.72	2.03
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	1.73	—
Net gain on the sale of KAH Hospice	(1.72)	—
Adjusted (non-GAAP) – FY 2022 projected; FY 2021 reported	approximately $25.00	$20.64

CMS Star Ratings

As previously disclosed, in October 2022, the Centers for Medicare and Medicaid Services (CMS) published its updated Medicare Star Ratings for bonus year 2024 (plan year 2023). Humana has 4.9 million members, or an industry-leading 96 percent of its existing Medicare Advantage membership, in contracts rated 4-stars or higher, with more than 3.0 million members in plans rated 4.5 stars or higher. Three of Humana's contracts received a 5-star rating on CMS's 5-star rating system, including HMO plans in Louisiana, Tennessee, and Kentucky, covering approximately 356,000 members.

More than 99 percent of retirees in Humana's group Medicare Advantage rated plans remain in 4-star or above contracts for 2023.

Humana Consolidated Highlights

Consolidated results (in millions, except per share amounts and percentages)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)

Revenues - GAAP	$22,799	$20,697	$70,431	$62,010
Revenues - Adjusted (non-GAAP)	$22,748	$20,871	$70,550	$62,207
Pretax income - GAAP	$1,297	$1,636	$3,639	$3,414
Pretax income - Adjusted (non-GAAP)	$1,143	$802	$3,918	$3,189
Diluted EPS - GAAP	$9.39	$11.84	$22.16	$22.77
Diluted EPS - Adjusted (non-GAAP)	$6.88	$4.83	$23.58	$19.40
Benefits expense ratio - GAAP	85.6%	87.1%	86.0%	86.3%
Operating cost ratio - GAAP	13.5%	12.6%	13.0%	10.9%
Operating cost ratio - Adjusted (non-GAAP)	13.1%	12.2%	12.5%	10.8%
Operating cash flows - GAAP	$8,453	$2,835	$9,714	$2,358
Operating cash flows - Adjusted (non-GAAP) (e)	$2,675	$2,835	$3,936	$2,358
Parent company cash and short term investments	$1,183	$1,246
Debt-to-total capitalization	39.4%	43.0%
Consolidated revenues
The favorable year-over-year GAAP consolidated revenues comparison for both the quarter and the YTD period were primarily driven by the following factors:
•individual Medicare Advantage and state-based contracts membership growth,
•higher per member individual Medicare Advantage premiums, and
•the impact of Home solutions revenues (The acquisition of the remaining 60 percent interest in Kindred at Home (KAH) was completed in August 2021; this impact was partially offset by the divestiture of the company's 60 percent ownership of KAH Hospice that was completed in August 2022).
These increases were partially offset by the following factors:
•declining year-over-year membership associated with the company's group commercial medical products; and
•the phase-out of COVID-19 sequestration relief in YTD 2022.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated revenues for the respective periods.
Consolidated benefits expense
The year-over-year quarterly and YTD declines reflect the favorable impact of higher per member individual Medicare Advantage premiums and lower inpatient utilization associated with the individual Medicare Advantage business.

These factors were partially offset by lower favorable prior period medical claims reserve development (Prior Period Development) in 2022. Excluding the impact of the lower favorable Prior Period Development, the consolidated benefit ratio would have been 85.6 percent in 3Q22 compared to 87.3 percent in 3Q21, and 86.6 percent in YTD 2022 compared to 87.6 percent in YTD 2021.
Furthermore, the 3Q22 and YTD 2022 ratios continue to reflect a shift in line of business mix with continued growth in certain government programs, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP, which has a lower benefits expense ratio.
Prior Period Medical Claims Reserve Development (Prior Period Development)
The higher levels of favorable Prior Period Development in 2021 reflected the reversal of actions taken in 2020, including the suspension of certain financial recovery programs for a period of time to provide financial and administrative relief for providers facing unprecedented strain as a result of the pandemic.

Consolidated Favorable Prior Period Development, $ in millions Basis points (bps)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2022	$360	$37	$7	$404
Decrease to benefits expense ratio	(160 bps)	(20 bps)	(- bps)	(60 bps)
Prior Period Development from prior years recognized in 2021	$555	$164	$49	$768
Decrease to benefits expense ratio	(280 bps)	(80 bps)	(20 bps)	(130 bps)
Consolidated operating expenses
The increases in the GAAP consolidated operating cost ratio from 3Q21 to 3Q22 and YTD 2021 to YTD 2022 primarily related to the following factors:
•the impact of KAH operations; the business has a significantly higher operating cost ratio than the company's historical consolidated operating cost ratio; the operations added approximately 160 basis points and 200 basis points, respectively, to the 3Q22 and YTD 2022 consolidated operating cost ratios compared to 110 basis points and 40 basis points, respectively, to the 3Q21 and YTD 2021 ratios; and
•the net impact of charges associated with initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan, primarily related to asset and software impairment and abandonment and severance. The charges were recorded at the corporate level and not allocated to the segments.
These increases were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.
Refer to the "Footnotes" section included herein for a reconciliation of GAAP to Adjusted consolidated operating cost ratios for the respective periods.
Balance sheet
•Days in claims payable (DCP) of 46.2 days at September 30, 2022 represented an increase of 0.2 days from 46.0 days at June 30, 2022, and a decrease of 0.3 days from 46.5 days at September 30, 2021.
Changes are outlined in the DCP rollforward on page S-18 of the statistical supplement included in this release.
•Humana's debt-to-total capitalization at September 30, 2022 decreased 590 basis points to 39.4 percent from 45.3 percent at June 30, 2022. The decrease primarily resulted from the company's use of its proceeds from its August 2022 divestiture of KAH Hospice to repay a portion of its term loan debt, along with the impact of 3Q22 net earnings and commercial paper repayments.

Operating cash flows

GAAP cash flows provided by operations in 3Q22 and YTD 2022 were significantly impacted by the timing of the premium payment from CMS, as the early receipt of the October 2022 Medicare premium payment of $5.78 billion was received in September 2022.

The year-over-year favorable comparison of YTD operating cash flows further reflects higher earnings in 2022, excluding the impact of the gains recognized from the respective transactions in each year, combined with positive working capital impacts in 2022, and the 2021 cash flow impact associated with the pay down of claims inventory and capitation for provider surplus amounts earned in 2020, as well as additional provider support.

Net cash from operating activities (in millions) Provided by (used in)	3Q22	3Q21	YTD 2022	YTD 2021
GAAP	$8,453	$2,835	$9,714	$2,358
Timing of premium payment from CMS (e)	(5,778)	—	(5,778)	$—
Adjusted (non-GAAP)	$2,675	$2,835	$3,936	$2,358
Share repurchases

Year to Date
Total Number of Shares Repurchased	2,431,200*
Average Price Paid per Share	$411.32
Remaining Repurchase Authorization as of November 1, 2022	$2.00 billion
*Represents shares purchased under the previously announced January 2022 $1.00 billion accelerated stock purchase (ASR) program that is part of the $3.00 billion repurchase program authorized by the Board of Directors on February 18, 2021. Final settlement of the January 2022 ASR was completed during the first quarter of 2022.
Humana’s Retail Segment
This segment consists of the company’s Medicare benefits, marketed to individuals directly or via group Medicare accounts, as well as its Medicare Supplement and state-based contracts businesses. State-based contracts include those with various states to provide services under the Medicaid program, including Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services benefits. In addition, this segment also includes the company’s contract with Centers for Medicare & Medicaid Services (CMS) to administer the Limited Income Newly Eligible Transition (LINET) prescription drug plan (PDP) program.

Retail segment results in millions, except percentages	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Revenues - GAAP	$20,189	$18,440	$62,486	$55,633
Benefits expense ratio - GAAP	86.5%	88.1%	87.2%	87.6%
Operating cost ratio - GAAP	9.4%	9.1%	8.5%	8.4%
Segment earnings attributable to Humana - GAAP	$739	$456	$2,452	$2,086
Segment earnings attributable to Humana - Adjusted (non-GAAP)	$750	$460	$2,471	$2,098
Retail segment revenues:
The year-over-year increases in Retail segment revenues, on both a quarter and YTD basis, primarily reflect the following items:

•individual Medicare Advantage and state-based contracts membership growth; and
•higher per member individual Medicare Advantage premiums.
These factors were partially offset by the phase-out of COVID-19 sequestration relief in YTD 2022.
Retail segment benefits expense:
The year-over-year quarterly and YTD declines reflect the favorable impact of higher per member individual Medicare Advantage premiums and lower inpatient utilization associated with the individual Medicare Advantage business.
These factors were partially offset by lower favorable Prior Period Development in 2022. Excluding the impact of the lower favorable Prior Period Development, the segment's benefit ratio would have been 86.6 percent in 3Q22 compared to 88.4 percent in 3Q21, and 87.8 percent in YTD 2022 compared to 88.8 percent in YTD 2021.
Furthermore, the 3Q22 and YTD 2022 ratios continue to reflect a shift in line of business mix within the segment, with growth in individual Medicare Advantage and state-based contracts and other membership, which carry a higher benefits expense ratio, combined with a decline in Medicare stand-alone PDP, which has a lower benefits expense ratio.
Prior Period Development

Retail Segment Favorable Prior Period Development, $ in millions Basis points (bps)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2022	$328	$39	$12	$379
Decrease to benefits expense ratio	(150 bps)	(20 bps)	(10 bps)	(60 bps)
Prior Period Development from prior years recognized in 2021	$463	$156	$54	$673
Decrease to benefits expense ratio	(250 bps)	(80 bps)	(30 bps)	(120 bps)
Retail segment operating costs:
The increases in the segment's 3Q22 and YTD 2022 operating cost ratios from the respective periods in 2021 primarily reflect strategic investments to position the segment for long-term success, including the impact of higher marketing spend in 2022 to support individual Medicare Advantage growth.
These factors were partially offset by scale efficiencies associated with growth in the company's individual Medicare Advantage membership.

Retail segment enrollment:

			Year-over-Year Change			YTD Change
	September 30, 2022	September 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Individual Medicare Advantage	4,564.2	4,397.3	166.9	3.8%	4,409.1	155.1	3.5%
Group Medicare Advantage	564.6	559.8	4.8	0.9%	560.6	4.0	0.7%
Total Medicare Advantage	5,128.8	4,957.1	171.7	3.5%	4,969.7	159.1	3.2%
Medicare stand-alone PDP	3,569.1	3,638.4	(69.3)	-1.9%	3,606.2	(37.1)	-1.0%
Total Medicare	8,697.9	8,595.5	102.4	1.2%	8,575.9	122.0	1.4%
State-based contracts and other	1,098.9	909.1	189.8	20.9%	940.1	158.8	16.9%
Medicare Supplement	316.5	332.0	(15.5)	-4.7%	331.9	(15.4)	-4.6%
Total Segment Medical Membership	10,113.3	9,836.6	276.7	2.8%	9,847.9	265.4	2.7%
Individual Medicare Advantage membership includes 667,000 Dual Eligible Special Need Plans (D-SNP) members as of September 30, 2022 a net increase of 105,700, or 19 percent, from 561,300 as of September 30, 2021, and up 90,900, or 16 percent, from 576,100 as of December 31, 2021.
Humana’s Group and Specialty Segment
This segment consists of the company’s employer group fully-insured commercial medical products and specialty insurance benefits marketed to individuals and groups, including dental, vision, and life insurance benefits. In addition, the segment also includes the company’s administrative services only (ASO) products and its military services businesses.

Group and Specialty segment results in millions, except percentages	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
Revenues - GAAP	$1,551	$1,695	$4,748	$5,150
Benefits expense ratio - GAAP	78.7%	86.4%	76.5%	81.2%
Operating cost ratio - GAAP	27.6%	24.9%	26.5%	23.9%
Segment earnings (loss) - GAAP	$49	($28)	$282	$186
Segment earnings (loss) - Adjusted (non-GAAP)	$50	($27)	$286	$189
Group and Specialty segment revenues:
The year-over-year decreases in Group and Specialty segment revenues, on both a quarter and YTD basis, primarily reflect the anticipated decline in the company's fully-insured commercial medical and ASO commercial membership, partially offset by higher per member premiums across the fully-insured commercial business.
Group and Specialty segment benefits expense:
The segment's 3Q22 and YTD 2022 benefit ratios decreased from the comparative ratios in 2021, primarily reflective of the following factors:
•the impact of the specialty product's lower benefit ratio, as the segment results now reflect a higher mix of the specialty business,

•company's pricing and benefit design efforts to address COVID-19 and increase profitability, and
•the less severe COVID-19 impact in 2022 compared to the elevated impact in 2021, including the Delta variant in 3Q21, and the enrolled population's higher vaccination rate in 2022 compared to 2021.
These factors were partially offset by the anticipated lower Prior Period Development in 2022. Excluding the impact of the Prior Period Development, the segment's benefit ratio would have been 78.3 percent in 3Q22 compared to 86.1 percent in 3Q21 and 77.1 percent in YTD 2022 compared to 83.3 percent in YTD 2021.
Prior Period Development

Group and Specialty Segment Favorable (Unfavorable) Prior Period Development $ in millions Basis points (bps)	First Quarter	Second Quarter	Third Quarter	YTD
Prior Period Development from prior years recognized in 2022	$32	$(2)	$(5)	$25
(Decrease) increase to benefits expense ratio	(230 bps)	10 bps	40 bps	(60 bps)
Prior Period Development from prior years recognized in 2021	$92	$8	$(5)	$95
(Decrease) increase to benefits expense ratio	(600 bps)	(50 bps)	30 bps	(210 bps)
Group and Specialty segment operating costs:
The year-over-year quarterly and YTD increases to the Group and Specialty segment's GAAP operating cost ratios were unfavorably affected by the following factors:
•the impact of membership declining at a greater rate than the decline in absolute administrative expenses within the segment leading to a greater proportion of expense to fully-insured premiums and services revenues,
•a greater proportion of the segment's membership being associated with the company's ASO commercial, Military services, and specialty businesses; each of which have a higher operating cost ratio than the fully-insured commercial product, and
•investments in the Military services business across demonstration programs, partners service contracts and in preparation for the next generation of the United States Department of Defense's TRICARE contracts, and
•investments in the company's specialty business to promote growth.

Group and Specialty segment enrollment:

			Year-over-Year Change			YTD Change
	September 30, 2022	September 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Fully-insured commercial medical	574.5	690.0	(115.5)	-16.7%	674.6	(100.1)	-14.8%
ASO commercial	438.6	496.5	(57.9)	-11.7%	495.5	(56.9)	-11.5%
Military services	5,977.9	6,051.7	(73.8)	-1.2%	6,049.0	(71.1)	-1.2%
Total Segment Medical Membership	6,991.0	7,238.2	(247.2)	-3.4%	7,219.1	(228.1)	-3.2%

			Year-over-Year Change			YTD Change
Specialty Membership:	September 30, 2022	September 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Dental—fully-insured	2,435.3	2,563.2	(127.9)	-5.0%	2,543.4	(108.1)	-4.3%
Dental—ASO	287.1	277.6	9.5	3.4%	279.3	7.8	2.8%
Vision	2,078.3	2,068.1	10.2	0.5%	2,062.0	16.3	0.8%
Other supplemental benefits	409.4	404.2	5.2	1.3%	409.6	(0.2)	—%
Total Segment Specialty Membership (i)	5,210.1	5,313.1	(103.0)	-1.9%	5,294.3	(84.2)	-1.6%
Humana’s Healthcare Services Segment
This segment includes pharmacy, provider, and home services, along with other services and capabilities to promote wellness and advance population health. The segment also includes the company's strategic partnerships with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers. Services offered by this segment are designed to enhance the overall healthcare experience. These services may lead to lower utilization associated with improved member health and/or lower drug costs.

Healthcare Services segment results in millions, except percentages	3Q22	3Q21	YTD 2022	YTD 2021
Revenues - GAAP	$8,880	$8,038	$26,530	$22,760
Operating cost ratio - GAAP	95.0%	95.0%	94.6%	95.6%
Segment earnings attributable to Humana- GAAP	$630	$373	$1,512	$953
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) (non-GAAP) (f)	$452	$415	$1,439	$1,132
Healthcare Services segment revenues:
Healthcare Services segment revenues in 3Q22 and YTD 2022 increased compared to the respective periods in 2021; these increases were favorably impacted by the following factors:
◦the company's individual Medicare Advantage and state-based contracts membership growth leading to higher pharmacy revenues,

◦impact of greater mail-order pharmacy penetration,
◦higher revenues associated with growth in the company's provider business, and
◦the impact of Home solutions revenues (The acquisition of the remaining 60 percent interest in KAH was completed in August 2021; this impact was partially offset by the divestiture of the company's 60 percent ownership of KAH Hospice that was completed in August 2022).
Healthcare Services segment operating costs:
The year-over-year decline in the segment's YTD operating cost ratio from 2021 to 2022 primarily represents the impact of the Kindred at Home operations being consolidated for the entire YTD 2022 period compared to a partial YTD 2021 period due to the timing of the previously discussed transactions. The KAH operations have a lower operating cost ratio than other businesses within the segment. The year-over-year YTD favorability was further impact by the company's pharmacy operations.
The YTD favorability was partially offset by investments in KAH to abate the pressures of the current nursing labor environment.
See additional operational metrics for the Healthcare Services segment on pages S-15 through S-17 of the statistical supplement included in this release.
Conference Call
Humana will host a conference call at 9:00 a.m. Eastern time today to discuss its financial results for the quarter and the company’s expectations for future earnings.
To participate via phone, please register in advance at this link - https://register.vevent.com/register/BIfba19ab3227f4204bc0eef4067de8954.

Upon registration, telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number and a unique registrant ID that can be used to access the call. A webcast of the 3Q22 earnings call may also be accessed via Humana’s Investor Relations page at humana.com. The company suggests participants for both the conference call and those listening via the web dial in or sign on at least 15 minutes in advance of the call.
For those unable to participate in the live event, the archive will be available in the Historical Webcasts and Presentations section of the Investor Relations page at humana.com, approximately two hours following the live webcast.
Footnotes
The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP (Adjusted) financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP (Adjusted) financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated. Please refer to the footnotes for a detailed description of each item adjusted out of GAAP financial measures to arrive at a non-GAAP (Adjusted) financial measure.

(a) 3Q22 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $25 million pretax, or $0.15 per diluted common share. GAAP measures affected in this release include consolidated pretax, EPS, and segment earnings (including amortization expense of $11 million in the Retail segment; $1 million in the Group and Specialty segment; $12 million in the Healthcare Services segment)
•Put/call valuation adjustments of approximately $13 million pretax, or $0.08 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $17 million pretax, or $0.10 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Change in fair market value of publicly-traded equity securities of $51 million pretax, or $0.31 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation below for respective period.
•Estimated charges of $82 million pretax, or $0.50 per diluted common share, primarily related to initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation below for respective period.
•Gain of approximately $240 million pretax related to the sale of a 60 percent interest in KAH Hospice in August 2022. The 3Q22 impact of $3.03 per diluted common share includes the combined impact of the $240 million pretax gain and income tax effects related to the closing of the transaction. As a result of the closing of the sale, there was an increase to the company's tax basis in both the shares sold and the shares retained, thereby resulting in a $1.14 per diluted common share tax benefit adjustment in 3Q22. Consolidated pretax and EPS are the only GAAP measures affected.
•Excluding the impact of the KAH Hospice transaction described in the previous bullet point, the other non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.15 per diluted common share.

Consolidated revenues (in millions)	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	$22,799	$20,697	$70,431	$62,010
Change in fair market value of publicly-traded equity securities	(51)	174	119	197
Adjusted (non-GAAP)	$22,748	$20,871	$70,550	$62,207

Operating cost ratio Operating costs excluding depreciation and amortization as a percent of revenues excluding investment income	3Q22 (a)	3Q21 (b)	YTD 2022 (c)	YTD 2021 (d)
GAAP	13.5%	12.6%	13.0%	10.9%
Transaction and integration costs	—%	(0.4)%	(0.1)%	(0.1)%
Charges associated with productivity initiatives related to the previously disclosed $1 billion value creation plan	(0.4)%	—%	(0.4)%	—%
Adjusted (non-GAAP)	13.1%	12.2%	12.5%	10.8%

(b) 3Q21 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $17 million pretax, or $0.10 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $4 million in the Retail segment; $1 million in the Group and Specialty segment; $12 million in the Healthcare Services segment).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.74 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $33 million pretax, or $0.20 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $71 million, or $0.39 per diluted common share; GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.

•Change in fair market value of publicly-traded equity securities of $174 million pretax, or $1.04 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•The non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.56 per diluted common share.

(c) YTD 2022 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $61 million pretax, or $0.37 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $19 million in the Retail segment; $4 million in the Group and Specialty segment; $39 million in the Healthcare Services segment).
•Put/call valuation adjustments of approximately $16 million pretax, or $0.10 per diluted common share, associated with Humana’s non-consolidating minority interest investments. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $70 million pretax, or $0.42 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $119 million pretax, or $0.72 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•Charges of $285 million pretax, or $1.73 per diluted common share, primarily related to initiatives undertaken associated with the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. GAAP measures affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Gain of approximately $240 million pretax related to the sale of a 60 percent interest in KAH Hospice in August 2022. The YTD 2022 impact of $1.72 per diluted common share includes the combined impact of the $240 million pretax gain and the related income tax effects of the transaction. The YTD 2022 net income tax impact related to the transaction was $0.17 per diluted common share, reflective of the $1.31 per diluted common share related to the recognition of a deferred tax liability in the second quarter of 2022 in connection with the held-for-sale classification resulting from the pending transaction, partially offset by the $1.14 per diluted common share benefit recognized in 3Q22 associated with the increase to the company's tax basis in both the shares sold and the shares retained at the time of the completion of the sale in 3Q22. Consolidated pretax and EPS are the only GAAP measures affected.
•Excluding the impact of the KAH Hospice transaction described in the previous bullet point, the other non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $0.93 per diluted common share.

d) YTD 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $47 million pretax, or $0.28 per diluted common share; GAAP measures affected include consolidated pretax, EPS, and segment earnings (including amortization expense of $12 million in the Retail segment; $3 million in the Group and Specialty segment; $31 million in the Healthcare Services segment).
•Gain associated with Kindred at Home equity method investment of approximately $1,129 million pretax, or $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021; GAAP measures affected include consolidated pretax and EPS.
•Put/call valuation adjustments of approximately $567 million, or $3.38 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021. GAAP measures affected include consolidated pretax and EPS.
•Transaction and integration costs of approximately $93 million, or $0.52 per diluted common share; GAAP measure affected include consolidated pretax, EPS, and the consolidated operating cost ratio. See Operating cost ratio reconciliation above for respective period.
•Change in fair market value of publicly-traded equity securities of $197 million, or $1.18 per diluted common share. GAAP measures affected include consolidated pretax, EPS, and consolidated revenues. See Revenues reconciliation above for respective period.
•The non-GAAP adjustments within this footnote include a cumulative net tax benefit of approximately $1.64 per diluted common share.

(e) Generally, when the first day of a month falls on a weekend of holiday, with the exception of January 1 (New Year's Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.
(f) The Healthcare Services segment Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) includes GAAP segment earnings attributable to Humana with adjustments to add back depreciation and amortization expense, interest expense, and income taxes. Adjusted EBITDA includes results from all lines of business within the segment. Adjusted EBITDA also includes the impact of Humana’s minority interest related to the strategic partnership with Welsh, Carson, Anderson & Stowe (WCAS) to develop and operate senior-focused, payor-agnostic, primary care centers, as well as Humana's minority interest ownership of KAH Hospice.

Healthcare Services segment results (in millions)	3Q22	3Q21	YTD 2022	YTD 2021
Segment earnings attributable to Humana- GAAP	$630	$373	$1,512	$953
Gain on sale of KAH Hospice	(240)	—	(240)	—
Depreciation and amortization expense	50	49	155	140
Interest and taxes	12	(7)	12	39
Adjusted EBITDA	$452	$415	$1,439	$1,132

(g) FY 2022 projected Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.48 per diluted common share.
•Put/call valuation adjustments of approximately $0.10 per diluted common share, associated with Humana’s non-consolidating minority interest investments. FY 2022 GAAP EPS guidance excludes the impact of future value changes of these put/call options as the future value changes cannot be estimated.
•Transaction and integration costs of approximately $0.62 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $0.72 per diluted common share. The future value of publicly-traded equity securities, their impact on GAAP EPS, and the related non-GAAP adjustment will fluctuate on the public trading value of the stock. The guidance set forth herein assumes no further change in the fair value of these investments.
•Estimated charges of $1.73 per diluted common share, primarily associated with initiatives undertaken related to the company's previously disclosed $1 billion value creation plan to create capacity to fund growth and investment in its Medicare Advantage business and further expansion of its Healthcare Services capabilities in 2023. FY 2022 GAAP EPS guidance excludes the future impact of potential charges related to the value creation plan.
•Net gain of $1.72 per diluted common share related to the sale of KAH Hospice in August 2022.

(h) FY 2021 Adjusted results exclude the following:
•Amortization expense for identifiable intangibles of approximately $0.39 per diluted common share.
•Gain associated with Kindred at Home equity method investment of approximately $8.73 per diluted common share; the gain was recorded upon closing of the Kindred at Home transaction in August 2021.
•Put/call valuation adjustments of approximately $3.56 per diluted common share, associated with Humana’s non-consolidating minority interest investments, including the impact of the termination of the put/call agreement related to Kindred at Home as a result of the transaction announced on April 27, 2021.
•Transaction and integration costs of approximately $0.72 per diluted common share.
•Change in fair market value of publicly-traded equity securities of $2.03 per diluted common share.

(i) The company provides a full range of insured specialty products including dental, vision, and life insurance benefits marketed to individuals and groups. Members included in these products may not be unique to each product since members have the ability to enroll in a medical product and one or more specialty products.
Cautionary Statement
This news release includes forward-looking statements regarding Humana within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,”

“estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:
•If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of healthcare services delivered to its members, if the company is unable to implement clinical initiatives to provide a better healthcare experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. The company continually reviews estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and makes necessary adjustments to its reserves, including premium deficiency reserves, where appropriate. These estimates involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends. Accordingly, Humana's reserves may be insufficient.
•If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives and state-based contract strategy, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products. In addition, there can be no assurances that the company will be successful in maintaining or improving its Star ratings in future years.
•If Humana fails to properly maintain the integrity of its data, to strategically maintain existing or implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks or prevent other privacy or data security incidents that result in security breaches that disrupt the company's operations or in the unintentional dissemination of sensitive personal information or proprietary or confidential information, the company’s business may be materially adversely affected.
•Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes and qui tam litigation brought by individuals on behalf of the government), governmental and internal investigations, and routine internal review of business processes any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.
•As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government healthcare programs including, among other things, loss of material government contracts; governmental audits and investigations; potential inadequacy of government determined payment rates; potential restrictions on profitability; including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business; or other changes in the governmental programs in which Humana participates. Changes to the risk-adjustment model utilized by CMS to adjust premiums paid to Medicare Advantage, or MA, plans according to the health status of covered members, including proposed changes to the methodology used by CMS for risk adjustment data validation audits that fail to address adequately the statutory requirement of actuarial equivalence, if implemented, could have a material adverse effect on the company's operating results, financial position and cash flows.
•Humana's business activities are subject to substantial government regulation. New laws or regulations, or legislative, judicial, or regulatory changes in existing laws or regulations or their manner of application could increase the company's cost of doing business and have a material adverse effect on Humana’s results of operations (including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments); the company’s financial position (including the company’s ability to maintain the value of its goodwill); and the company’s cash flows.
•Humana’s failure to manage acquisitions, divestitures and other significant transactions successfully may have a material adverse effect on the company’s results of operations, financial position, and cash flows.
•If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.
•Humana faces significant competition in attracting and retaining talented employees. Further, managing succession for, and retention of, key executives is critical to the Company’s success, and its failure to do so could adversely affect the Company’s businesses, operating results and/or future performance.
•Humana’s pharmacy business is highly competitive and subjects it to regulations and supply chain risks in addition to those the company faces with its core health benefits businesses.
•Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.
•Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.
•Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.
•The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.
•The spread of, and response to, the novel coronavirus, or COVID-19, underscores certain risks Humana faces, including those discussed above, and the ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19.

As the COVID-19 pandemic continues, the premiums the company charges may prove to be insufficient to cover the cost of health care services delivered to its members, each of which could be impacted by many factors, including the impacts that Humana has experienced, and may continue to experience, to its revenues due to limitations on its ability to implement clinical initiatives to manage health care costs and chronic conditions of its members, and appropriately document their risk profiles, as a result of the company’s members being unable or unwilling to see their providers due to actions taken to mitigate the spread of COVID-19; increased costs that may result from higher utilization rates of medical facilities and services and other increases in associated hospital and pharmaceutical costs; and shifts in the company’s premium and medical claims cost trends to reflect the demographic impact of higher mortality during the COVID-19 pandemic. In addition, Humana is offering, and has been mandated by legislative and regulatory action (including the Families First Act and CARES Act) to provide, certain expanded benefit coverage to its members, such as waiving, or reimbursing, certain costs for COVID-19 testing, vaccinations and treatment. These measures taken by Humana, or governmental action, to respond to the ongoing impact of COVID-19 (including further expansion or modification of the services delivered to its members, the adoption or modification of regulatory requirements associated with those services and the costs and challenges associated with ensuring timely compliance with such requirements), and the potential for widespread testing, treatments and the distribution and administration of COVID-19 vaccines, could adversely impact the company’s profitability.

The spread and impact of COVID-19 and additional variants, or actions taken to mitigate this spread, could have material and adverse effects on Humana’s ability to operate effectively, including as a result of the complete or partial closure of facilities or labor shortages. Disruptions in public and private infrastructure, including communications, availability of in-person sales and marketing channels, financial services and supply chains, could materially and adversely disrupt the company’s normal business operations. A significant subset of the company's and the company's third party providers' employee population are in a remote work environment in an effort to mitigate the spread of COVID-19, which may exacerbate certain risks to Humana’s business, including an increased demand for information technology resources, increased risk of phishing and other cybersecurity attacks, and increased risk of unauthorized dissemination of sensitive personal, proprietary, or confidential information. The continued COVID-19 pandemic has severely impacted global economic activity, including the businesses of some of Humana’s commercial customers, and caused significant volatility and negative pressure in the financial markets. In addition to disrupting Humana’s operations, these developments may adversely affect the timing of commercial customer premium collections and corresponding claim payments, the value of the company’s investment portfolio, or future liquidity needs.
The ongoing, heightened uncertainty created by the pandemic precludes any prediction as to the ultimate adverse impact to Humana of COVID-19. Humana is continuing to monitor the spread of COVID-19, changes to the company’s benefit coverages, and the ongoing costs and business impacts of dealing with COVID-19, including the potential costs and impacts associated with lifting or reimposing restrictions on movement and economic activity, the timing and degree in resumption of demand for deferred healthcare services, the pace of administration of COVID-19 vaccines and the effectiveness of those vaccines, and related risks. The magnitude and duration of the pandemic remain uncertain, and its impact on Humana’s business, results of operations, financial position, and cash flows could be material.
In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.
Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:
•Form 10-K for the year ended December 31, 2021;
•Form 10-Q for the quarters ended March 31, 2022 and June 30, 2022; and
•Form 8-Ks filed during 2022.

About Humana
Humana Inc. (NYSE: HUM) is committed to helping our millions of medical and specialty members achieve their best health. Our successful history in care delivery and health plan administration is helping us create a new kind of integrated care with the power to improve health and well-being and lower costs. Our efforts are leading to a better quality of life for people with Medicare, families, individuals, military service personnel, and communities at large.
To accomplish that, we support physicians and other health care professionals as they work to deliver the right care in the right place for their patients, our members. Our range of clinical capabilities, resources and tools – such as in-home care, behavioral health, pharmacy services, data analytics and wellness solutions – combine to produce a simplified experience that makes health care easier to navigate and more effective.
More information regarding Humana is available to investors via the Investor Relations page of the company’s website at humana.com, including copies of:
•Annual reports to stockholders
•Securities and Exchange Commission filings
•Most recent investor conference presentations
•Quarterly earnings news releases and conference calls
•Calendar of events
•Corporate Governance information

Humana Inc. Full Year 2022 Projections - AS OF NOVEMBER 2, 2022 in accordance with GAAP unless otherwise noted
	Update from Previous Guidance	Previous Guidance	Comments
Diluted earnings per common share
GAAP	approximately $23.27	approximately $23.08	Non-GAAP Adjustments noted in footnote (g).
Adjustments	$1.73	$1.92
Non-GAAP	no change	approximately $25.00

Total Revenues
Consolidated	no change	$91.6 billion to $93.2 billion	Consolidated and segment level revenue projections include expected investment income. Segment level revenues include amounts that eliminate in consolidation.
Retail segment	no change	$81.7 billion to $82.4 billion
Group and Specialty segment	no change	$6.0 billion to $6.5 billion
Healthcare Services segment	no change	$35.4 billion to $35.9 billion

Change in year-end medical membership from prior year-end
Individual Medicare Advantage	no change	Up 150,000 to 200,000
Group Medicare Advantage	no change	Generally flat
Medicare stand-alone PDP	Down approximately 80,000	Down 100,000
State-based contracts	Up approximately 175,000	Up 75,000 to 100,000	State-based contracts guidance includes membership in Florida, Kentucky, Illinois, Wisconsin, South Carolina, and Ohio. Assumes Public Health Emergency (PHE) will end in January 2023.
Group commercial medical	no change	Down approximately 200,000	Group commercial medical membership includes fully-insured and ASO (self-insured).

Benefit Ratio
Retail segment	no change	86.6% to 87.6%	Ratio calculation: benefits expense as a percent of premiums revenues.
Group and Specialty segment	no change	78.3% to 78.8%

Consolidated Operating Cost Ratio
GAAP	no change	13.3% to 14.3%	Ratio calculation: operating costs excluding depreciation and amortization as a percent of revenues excluding investment income.
Adjusted	no change	13.0% to 13.5%	Adjusted range excludes the impact of transaction and integration costs and charges associated with productivity initiatives related to the value creation plan as described in footnote (g).

Segment Results
Retail earnings	no change	$2.35 billion to $2.55 billion	No material impact to segment earnings anticipated from non-GAAP adjustments.
Group and Specialty earnings	no change	$185 million to $285 million
Healthcare Services Adjusted EBITDA	no change	$1.725 billion to $1.875 billion

Effective Tax Rate	GAAP: 22.3% - 22.9% Adjusted: no change	23.3% to 23.9%	GAAP rate reflects the impact of the KAH Hospice transaction in August 2022.
Weighted Avg. Share Count for Diluted EPS	no change	127.1 million to 128.1 million
Cash flows from operations	no change	$3.0 billion to $3.5 billion
Capital expenditures	no change	~$1.3 billion

Humana Inc.
Statistical Schedules
And
Supplementary Information
3Q22 Earnings Release

Humana Inc. Statistical Schedules and Supplementary Information 3Q22 Earnings Release
Contents

(S-3 - S-4)	Consolidated Statements of Income
(S-5)	Consolidated Balance Sheets
(S-6 - S-7)	Consolidated Statements of Cash Flows
(S-8 - S-9)	Consolidating Statements of Income - Quarter
(S-10 - S-11)	Consolidating Statements of Income - Nine Months Ended September 30
(S-12)	Membership Detail
(S-13 - S-14)	Premiums and Services Revenue Detail
(S-15 - S-17)	Healthcare Services Segment - Pharmacy Solutions, Provider Services, & Home Solutions
(S-18)	Benefits Payable Statistics
(S-19)	Footnotes

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the three months ended September 30,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$21,468	$19,885	$1,583	8.0%
Services	1,159	845	314	37.2%
Investment income	172	(33)	205	621.2%
Total revenues	22,799	20,697	2,102	10.2%
Operating expenses:
Benefits	18,384	17,316	1,068	6.2%
Operating costs	3,061	2,603	458	17.6%
Depreciation and amortization	182	150	32	21.3%
Total operating expenses	21,627	20,069	1,558	7.8%
Income from operations	1,172	628	544	86.6%
Gain on sale of KAH Hospice	(240)	—	240	n/a
Interest expense	102	88	14	15.9%
Other expense (income), net (A)	13	(1,096)	1,109	101.2%
Income before income taxes and equity in net earnings	1,297	1,636	(339)	-20.7%
Provision for income taxes	107	120	(13)	-10.8%
Equity in net earnings (B)	3	15	(12)	-80.0%
Net income	1,193	1,531	(338)	-22.1%
Net loss attributable to noncontrolling interests	2	—	2	n/a
Net income attributable to Humana	$1,195	$1,531	$(336)	-21.9%
Basic earnings per common share	$9.45	$11.91	$(2.46)	-20.7%
Diluted earnings per common share	$9.39	$11.84	$(2.45)	-20.7%
Shares used in computing basic earnings per common share (000’s)	126,572	128,518
Shares used in computing diluted earnings per common share (000’s)	127,356	129,255

Humana Inc.
Consolidated Statements of Income
Dollars in millions, except per common share results

	For the nine months ended September 30,
			Dollar	Percentage
	2022	2021	Change	Change
Revenues:
Premiums	$66,437	$59,987	$6,450	10.8%
Services	3,772	1,802	1,970	109.3%
Investment income	222	221	1	0.5%
Total revenues	70,431	62,010	8,421	13.6%
Operating expenses:
Benefits	57,108	51,761	5,347	10.3%
Operating costs	9,120	6,726	2,394	35.6%
Depreciation and amortization	527	436	91	20.9%
Total operating expenses	66,755	58,923	7,832	13.3%
Income from operations	3,676	3,087	589	19.1%
Gain on sale of KAH Hospice	(240)	—	240	n/a
Interest expense	293	235	58	24.7%
Other income, net (A)	(16)	(562)	(546)	-97.2%
Income before income taxes and equity in net earnings	3,639	3,414	225	6.6%
Provision for income taxes	820	536	284	53.0%
Equity in net earnings (B)	1	69	(68)	-98.6%
Net income	2,820	2,947	(127)	-4.3%
Net loss attributable to noncontrolling interests	1	—	1	n/a
Net income attributable to Humana	$2,821	$2,947	$(126)	-4.3%
Basic earnings per common share	$22.27	$22.90	$(0.63)	-2.8%
Diluted earnings per common share	$22.16	$22.77	$(0.61)	-2.7%
Shares used in computing basic earnings per common share (000’s)	126,678	128,714
Shares used in computing diluted earnings per common share (000’s)	127,305	129,398

Humana Inc.
Consolidated Balance Sheets
Dollars in millions, except share amounts

	September 30,	December 31,	Year-to-Date Change
	2022	2021	Dollar	Percent
Assets
Current assets:
Cash and cash equivalents	$13,558	$3,394
Investment securities	13,124	13,192
Receivables, net	1,609	1,814
Other current assets	5,420	6,493
Total current assets	33,711	24,893	$8,818	35.4%
Property and equipment, net	3,218	3,073
Long-term investment securities	375	780
Equity method investments	738	141
Goodwill	9,096	11,092
Other long-term assets	3,627	4,379
Total assets	$50,765	$44,358	$6,407	14.4%
Liabilities and Stockholders’ Equity
Current liabilities:
Benefits payable	$9,237	$8,289
Trade accounts payable and accrued expenses	6,766	4,509
Book overdraft	237	326
Unearned revenues	6,012	254
Short-term debt	2,799	1,953
Total current liabilities	25,051	15,331	$9,720	63.4%
Long-term debt	7,798	10,541
Other long-term liabilities	1,599	2,383
Total liabilities	34,448	28,255	$6,193	21.9%
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1 par; 10,000,000 shares authorized, none issued	—	—
Common stock, $0.16 2/3 par; 300,000,000 shares authorized; 198,666,598 issued at September 30, 2022	33	33
Capital in excess of par value	3,234	3,082
Retained earnings	25,606	23,086
Accumulated other comprehensive (loss) income	(1,467)	42
Treasury stock, at cost, 72,066,280 shares at September 30, 2022	(11,152)	(10,163)
Noncontrolling interests	63	23
Total stockholders’ equity	16,317	16,103	$214	1.3%
Total liabilities and stockholders’ equity	$50,765	$44,358	$6,407	14.4%
Debt-to-total capitalization ratio	39.4%	43.7%

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the three months ended September 30,
	2022	2021	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$1,193	$1,531
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of KAH Hospice	(240)	—
Gain on Kindred at Home equity method investment	—	(1,129)
(Gain) loss on investment securities, net	(1)	104
Equity in net earnings	(3)	(15)
Impairment on property and equipment	4	—
Depreciation	186	160
Amortization	28	21
Stock-based compensation	80	48
Benefit from deferred income taxes	(200)	—
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	1,744	991
Other assets	190	403
Benefits payable	(413)	273
Other liabilities	138	508
Unearned revenues	5,748	(89)
Other, net	(1)	29
Net cash provided by operating activities	8,453	2,835	$5,618	198.2%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(126)	(3,634)
Purchases of property and equipment, net	(288)	(326)
Proceeds from sale of KAH Hospice, net	2,708	—
Purchases of investment securities	(1,501)	(1,266)
Maturities of investment securities	267	476
Proceeds from sales of investment securities	616	499
Net cash provided by (used in) investing activities	1,676	(4,251)	$5,927	139.4%
Cash flows from financing activities
Receipts (withdrawals) from contract deposits, net	711	(578)
Proceeds from issuance of senior notes, net	—	2,984
Repayment of commercial paper, net	(242)	(315)
Debt issue costs	—	(8)
Proceeds from issuance of term loan	—	500
Repayment of term loan	(2,000)	(150)
Change in book overdraft	(154)	4
Common stock repurchases	(4)	(3)
Dividends paid	(100)	(90)
Other	(2)	(2)
Net cash (used in) provided by financing activities	(1,791)	2,342	($4,133)	-176.5%
Increase in cash and cash equivalents	8,338	926
Cash and cash equivalents at beginning of period	5,220	3,378
Cash and cash equivalents at end of period	$13,558	$4,304

Humana Inc.
Consolidated Statements of Cash Flows
Dollars in millions

	For the nine months ended September 30,
	2022	2021	Dollar Change	Percentage Change
Cash flows from operating activities
Net income	$2,820	$2,947
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of KAH Hospice	(240)	—
Gain on Kindred at Home equity method investment	—	(1,129)
Loss on investment securities, net	136	18
Equity in net earnings	(1)	(69)
Impairment of property and equipment	144	—
Depreciation	555	468
Amortization	73	51
Stock-based compensation	173	132
Benefit from deferred income taxes	(33)	—
Changes in operating assets and liabilities, net of effect of businesses acquired and dispositions:
Receivables	11	(294)
Other assets	(465)	(476)
Benefits payable	948	573
Other liabilities	(195)	207
Unearned revenues	5,758	(84)
Other, net	30	14
Net cash provided by operating activities	9,714	2,358	$7,356	-312.0%
Cash flows from investing activities
Acquisitions, net of cash and cash equivalents acquired	(293)	(3,959)
Purchases of property and equipment, net	(862)	(945)
Proceeds from sale of KAH Hospice, net	2,708	—
Purchases of investment securities	(4,740)	(6,573)
Maturities of investment securities	1,214	2,103
Proceeds from sales of investment securities	1,979	2,920
Net cash provided by (used in) investing activities	6	(6,454)	$6,460	100.1%
Cash flows from financing activities
Receipts from contract deposits, net	3,787	605
Proceeds from issuance of senior notes, net	744	2,984
(Repayment) proceeds from the issuance of commercial paper, net	(660)	193
Proceeds from issuance of term loan	—	500
Repayment of term loan	(2,000)	(150)
Debt issue costs	(2)	(29)
Change in book overdraft	(89)	(80)
Common stock repurchases	(1,032)	(36)
Dividends paid	(291)	(263)
Other	(13)	3
Net cash provided by financing activities	444	3,727	($3,283)	-88.1%
Increase (decrease) in cash and cash equivalents	10,164	(369)
Cash and cash equivalents at beginning of period	3,394	4,673
Cash and cash equivalents at end of period	$13,558	$4,304

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2022
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$16,007	$—	$—	$—	$16,007
Group Medicare Advantage	1,792	—	—	—	1,792
Medicare stand-alone PDP	534	—	—	—	534
Total Medicare	18,333	—	—	—	18,333
Fully-insured	188	912	—	—	1,100
Specialty	—	425	—	—	425
Medicaid and other (C)	1,610	—	—	—	1,610
Total premiums	20,131	1,337	—	—	21,468
Services revenue:
Home solutions (D)	—	—	519	—	519
Pharmacy solutions	—	—	274	—	274
Provider services	—	—	159	—	159
ASO and other (E)	10	197	—	—	207
Total services revenue	10	197	952	—	1,159
Total revenues—external customers	20,141	1,534	952	—	22,627
Intersegment revenues
Services	—	14	5,466	(5,480)	—
Products	—	—	2,459	(2,459)	—
Total intersegment revenues	—	14	7,925	(7,939)	—
Investment income	48	3	3	118	172
Total revenues	20,189	1,551	8,880	(7,821)	22,799
Operating expenses:
Benefits	17,420	1,052	—	(88)	18,384
Operating costs	1,903	427	8,435	(7,704)	3,061
Depreciation and amortization	137	23	50	(28)	182
Total operating expenses	19,460	1,502	8,485	(7,820)	21,627
Income (loss) from operations	729	49	395	(1)	1,172
Gain on sale of KAH Hospice	—	—	(240)	—	(240)
Interest expense	—	—	—	102	102
Other expense, net (A)	—	—	—	13	13
Income (loss) before income taxes and equity in net earnings	729	49	635	(116)	1,297
Equity in net earnings (losses) (B)	8	—	(5)	—	3
Segment earnings (loss)	737	49	630	(116)	1,300
Net loss attributable to non-controlling interests	2	—	—	—	2
Segment earnings (loss) attributable to Humana	$739	$49	$630	$(116)	$1,302
Benefit ratio	86.5%	78.7%			85.6%
Operating cost ratio	9.4%	27.6%	95.0%		13.5%

Humana Inc.
Consolidating Statements of Income—For the three months ended September 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$14,642	$—	$—	$—	$14,642
Group Medicare Advantage	1,737	—	—	—	1,737
Medicare stand-alone PDP	541	—	—	—	541
Total Medicare	16,920	—	—	—	16,920
Fully-insured	185	1,052	—	—	1,237
Specialty	—	432	—	—	432
Medicaid and other (C)	1,296	—	—	—	1,296
Total premiums	18,401	1,484	—	—	19,885
Services revenue:
Home solutions (D)	—	—	374	—	374
Pharmacy solutions	—	—	163	—	163
Provider services	—	—	110	—	110
ASO and other (E)	—	198	—	—	198
Total services revenue	—	198	647	—	845
Total revenues—external customers	18,401	1,682	647	—	20,730
Intersegment revenues
Services	1	10	5,087	(5,098)	—
Products	—	—	2,303	(2,303)	—
Total intersegment revenues	1	10	7,390	(7,401)	—
Investment income (loss)	38	3	1	(75)	(33)
Total revenues	18,440	1,695	8,038	(7,476)	20,697
Operating expenses:
Benefits	16,207	1,282	—	(173)	17,316
Operating costs	1,669	421	7,634	(7,121)	2,603
Depreciation and amortization	108	20	46	(24)	150
Total operating expenses	17,984	1,723	7,680	(7,318)	20,069
Income (loss) from operations	456	(28)	358	(158)	628
Interest expense	—	—	—	88	88
Other income, net (A)	—	—	—	(1,096)	(1,096)
Income (loss) before income taxes and equity in net earnings	456	(28)	358	850	1,636
Equity in net earnings (B)	—	—	15	—	15
Segment (loss) earnings	$456	$(28)	$373	$850	$1,651
Benefit ratio	88.1%	86.4%			87.1%
Operating cost ratio	9.1%	24.9%	95.0%		12.6%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2022
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$49,751	$—	$—	$—	$49,751
Group Medicare Advantage	5,524	—	—	—	5,524
Medicare stand-alone PDP	1,779	—	—	—	1,779
Total Medicare	57,054	—	—	—	57,054
Fully-insured	555	2,827	—	—	3,382
Specialty	—	1,281	—	—	1,281
Medicaid and other (C)	4,720	—	—	—	4,720
Total premiums	62,329	4,108	—	—	66,437
Services revenue:
Home solutions (D)	—	—	1,997		1,997
Pharmacy solutions	—	—	754	—	754
Provider services	—	—	409	—	409
ASO and other (E)	24	588	—	—	612
Total services revenue	24	588	3,160	—	3,772
Total revenues—external customers	62,353	4,696	3,160	—	70,209
Intersegment revenues
Services	—	42	15,970	(16,012)	—
Products	—	—	7,394	(7,394)	—
Total intersegment revenues	—	42	23,364	(23,406)	—
Investment income	133	10	6	73	222
Total revenues	62,486	4,748	26,530	(23,333)	70,431
Operating expenses:
Benefits	54,352	3,143	—	(387)	57,108
Operating costs	5,309	1,255	25,089	(22,533)	9,120
Depreciation and amortization	391	68	153	(85)	527
Total operating expenses	60,052	4,466	25,242	(23,005)	66,755
Income (loss) from operations	2,434	282	1,288	(328)	3,676
Gain on sale of KAH Hospice	—	—	(240)	—	(240)
Interest expense	—	—	—	293	293
Other income, net (A)	—	—	—	(16)	(16)
Income (loss) before income taxes and equity in net earnings	2,434	282	1,528	(605)	3,639
Equity in net earnings (losses) (B)	16	—	(15)	—	1
Segment earnings (loss)	2,450	282	1,513	(605)	3,640
Net income (loss) attributable to non-controlling interests	2	—	(1)	—	1
Segment earnings (loss) attributable to Humana	$2,452	$282	$1,512	$(605)	$3,641
Benefit ratio	87.2%	76.5%			86.0%
Operating cost ratio	8.5%	26.5%	94.6%		13.0%

Humana Inc.
Consolidating Statements of Income—For the nine months ended September 30, 2021
In millions

	Retail	Group and Specialty	Healthcare Services	Eliminations/ Corporate	Consolidated
Revenues—external customers Premiums:
Individual Medicare Advantage	$44,042	$—	$—	$—	$44,042
Group Medicare Advantage	5,267	—	—	—	5,267
Medicare stand-alone PDP	1,867	—	—	—	1,867
Total Medicare	51,176	—	—	—	51,176
Fully-insured	545	3,229	—	—	3,774
Specialty	—	1,298	—	—	1,298
Medicaid and other (C)	3,739	—	—	—	3,739
Total premiums	55,460	4,527	—	—	59,987
Services revenue:
Home solutions (D)	—	—	423		423
Pharmacy solutions	—	—	482	—	482
Provider services	—	—	298	—	298
ASO and other (E)	17	582	—	—	599
Total services revenue	17	582	1,203	—	1,802
Total revenues—external customers	55,477	5,109	1,203	—	61,789
Intersegment revenues
Services	1	30	14,838	(14,869)	—
Products	—	—	6,716	(6,716)	—
Total intersegment revenues	1	30	21,554	(21,585)	—
Investment income	155	11	3	52	221
Total revenues	55,633	5,150	22,760	(21,533)	62,010
Operating expenses:
Benefits	48,574	3,674	—	(487)	51,761
Operating costs	4,653	1,227	21,749	(20,903)	6,726
Depreciation and amortization	320	63	127	(74)	436
Total operating expenses	53,547	4,964	21,876	(21,464)	58,923
Income (loss) from operations	2,086	186	884	(69)	3,087
Interest expense	—	—	—	235	235
Other income, net (A)	—	—	—	(562)	(562)
Income before income taxes and equity in net earnings	2,086	186	884	258	3,414
Equity in net earnings (B)	—	—	69	—	69
Segment earnings	$2,086	$186	$953	$258	$3,483
Benefit ratio	87.6%	81.2%			86.3%
Operating cost ratio	8.4%	23.9%	95.6%		10.9%

Humana Inc.
Membership Detail
In thousands

				Year-over-Year Change			YTD Change
	September 30, 2022	Average 3Q22	September 30, 2021	Amount	Percent	December 31, 2021	Amount	Percent
Medical Membership:
Retail
Individual Medicare Advantage	4,564.2	4,562.7	4,397.3	166.9	3.8%	4,409.1	155.1	3.5%
Group Medicare Advantage	564.6	564.0	559.8	4.8	0.9%	560.6	4.0	0.7%
Total Medicare Advantage	5,128.8	5,126.7	4,957.1	171.7	3.5%	4,969.7	159.1	3.2%
Medicare stand-alone PDP	3,569.1	3,570.9	3,638.4	(69.3)	-1.9%	3,606.2	(37.1)	-1.0%
Total Medicare	8,697.9	8,697.6	8,595.5	102.4	1.2%	8,575.9	122.0	1.4%
State-based contracts and other (F)	1,098.9	1,084.4	909.1	189.8	20.9%	940.1	158.8	16.9%
Medicare Supplement	316.5	316.9	332.0	(15.5)	-4.7%	331.9	(15.4)	-4.6%
Total Retail	10,113.3	10,098.9	9,836.6	276.7	2.8%	9,847.9	265.4	2.7%
Group and Specialty
Fully-insured commercial medical	574.5	580.8	690.0	(115.5)	-16.7%	674.6	(100.1)	-14.8%
ASO commercial	438.6	442.8	496.5	(57.9)	-11.7%	495.5	(56.9)	-11.5%
Military services	5,977.9	5,969.0	6,051.7	(73.8)	-1.2%	6,049.0	(71.1)	-1.2%
Total Group and Specialty	6,991.0	6,992.6	7,238.2	(247.2)	-3.4%	7,219.1	(228.1)	-3.2%
Total Medical Membership	17,104.3	17,091.5	17,074.8	29.5	0.2%	17,067.0	37.3	0.2%

Specialty Membership (included in Group and Specialty segment):
Dental—fully-insured (G)	2,435.3	2,444.5	2,563.2	(127.9)	-5.0%	2,543.4	(108.1)	-4.3%
Dental—ASO	287.1	285.9	277.6	9.5	3.4%	279.3	7.8	2.8%
Vision	2,078.3	2,080.0	2,068.1	10.2	0.5%	2,062.0	16.3	0.8%
Other supplemental benefits (H)	409.4	409.8	404.2	5.2	1.3%	409.6	(0.2)	—%
Total Specialty Membership	5,210.1	5,220.2	5,313.1	(103.0)	-1.9%	5,294.3	(84.2)	-1.6%

	September 30, 2022	Member Mix September 30, 2022	September 30, 2021	Member Mix September 30, 2021
Individual Medicare Advantage Membership
HMO	2,620.8	57%	2,603.1	59%
PPO/PFFS	1,943.4	43%	1,794.2	41%
Total Individual Medicare Advantage	4,564.2	100%	4,397.3	100%
Individual Medicare Advantage Membership (I)
Shared Risk (J)	1,558.3	34%	1,412.5	32%
Path to Risk (K)	1,586.9	35%	1,567.3	36%
Total Value-based	3,145.2	69%	2,979.8	68%
Other	1,419.0	31%	1,417.5	32%
Total Individual Medicare Advantage	4,564.2	100%	4,397.3	100%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the three months ended September 30,				Per Member per Month (N) For the three months ended September 30,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$16,007	$14,642	$1,365	9.3%	$1,169	$1,114
Group Medicare Advantage	1,792	1,737	55	3.2%	1,059	1,035
Medicare stand-alone PDP	534	541	(7)	-1.3%	50	49
State-based contracts and other (C)	1,610	1,296	314	24.2%	495	483
Medicare Supplement	188	185	3	1.6%	198	186
Other services	10	1	9	900.0%
Total Retail	20,141	18,402	1,739	9.5%
Group and Specialty
Fully-insured commercial medical	912	1,052	(140)	-13.3%	523	505
Specialty (L)	425	432	(7)	-1.6%	29	29
Commercial ASO & other services (E)	78	84	(6)	-7.1%
Military services (M)	133	124	9	7.3%
Total Group and Specialty	1,548	1,692	(144)	-8.5%
Healthcare Services
Pharmacy solutions	7,240	6,732	508	7.5%
Provider services	895	740	155	20.9%
Home solutions (D)	742	565	177	31.3%
Total Healthcare Services	8,877	8,037	840	10.5%

Humana Inc.
Premiums and Services Revenue Detail
Dollars in millions, except per member per month

	For the nine months ended September 30,				Per Member per Month (N) For the nine months ended September 30,
			Dollar	Percentage
	2022	2021	Change	Change	2022	2021
Premiums and Services Revenue
Retail
Individual Medicare Advantage	$49,751	$44,042	$5,709	13.0%	$1,215	$1,130
Group Medicare Advantage	5,524	5,267	257	4.9%	1,090	1,049
Medicare stand-alone PDP	1,779	1,867	(88)	-4.7%	55	57
State-based contracts and other (C)	4,720	3,739	981	26.2%	504	481
Medicare Supplement	555	545	10	1.8%	194	184
Other services	24	18	6	33.3%
Total Retail	62,353	55,478	6,875	12.4%
Group and Specialty
Fully-insured commercial medical	2,827	3,229	(402)	-12.4%	518	505
Specialty (L)	1,281	1,298	(17)	-1.3%	29	29
Commercial ASO & other services (E)	242	242	—	—%
Military services (M)	388	370	18	4.9%
Total Group and Specialty	4,738	5,139	(401)	-7.8%
Healthcare Services
Pharmacy solutions	21,218	19,726	1,492	7.6%
Provider services	2,670	2,156	514	23.8%
Home solutions (D)	2,636	875	1,761	201.3%
Total Healthcare Services	26,524	22,757	3,767	16.6%

Humana Inc.
Healthcare Services Segment - Pharmacy Solutions
Script volume in thousands

	For the three months ended September 30, 2022	For the three months ended September 30, 2021	Year-over-Year Difference		For the three months ended June 30, 2022	Sequential Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.6%	—%		91.6%	—%
Group and Specialty	88.0%	88.5%	-0.5%		88.7%	-0.7%

Mail-Order Penetration
Retail	30.7%	30.7%	—%		30.7%	—%
Group and Specialty	7.0%	6.5%	0.5%		6.9%	0.1%

			Difference	Percentage Change		Difference	Percentage Change
Script volume (O)	134,000	129,700	4,300	3.3%	133,300	700	0.5%

	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021	Year-over-Year Difference
Pharmacy:
Generic Dispense Rate
Retail	91.6%	91.5%	0.1%
Group and Specialty	88.7%	88.6%	0.1%

Mail-Order Penetration
Retail	30.5%	30.1%	0.4%
Group and Specialty	7.0%	6.2%	0.8%
			Difference	Percentage Change
Script volume (O)	398,200	384,200	14,000	3.6%

Humana Inc.
Healthcare Services Segment - Provider Services (P)

	As of September 30, 2022			As of September 30, 2021			Year-over-Year Growth
		Primary			Primary			Primary
	Center	Care	Patients	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (Q)	Count	Providers	Served (Q)	Count	Providers	Served
De novo	42	92	17,500	25	54	8,500	68.0%	70.4%	105.9%
Wholly-owned	180	563	164,600	154	447	152,300	16.9%	26.0%	8.1%
Independent Physician Associations			60,600			58,600			3.4%
	222	655	242,700	179	501	219,400	24.0%	30.7%	10.6%

	December 31, 2021			YTD Growth
		Primary			Primary
	Center	Care	Patients	Center	Care	Patients
	Count	Providers	Served (Q)	Count	Providers	Served
De novo	32	66	10,100	31.3%	39.4%	73.3%
Wholly-owned	174	473	167,600	3.4%	19.0%	(1.8)%
Independent Physician Associations			57,100			6.1%
	206	539	234,800	7.8%	21.5%	3.4%

Humana Inc.
Healthcare Services Segment - Home Solutions

	For the quarter ended September 30, 2022	For the quarter ended September 30, 2021	Year-over-Year Growth

Episodic Admissions (R)	69,017	65,688	5.1%
Total Admissions - Same Store (S)	88,776	83,423	6.4%

	For the nine months ended September 30, 2022	For the nine months ended September 30, 2021	Year-over-Year Growth

Episodic Admissions (R)	207,939	200,132	3.9%
Total Admissions - Same Store (S)	266,876	253,176	5.4%

	September 30, 2022	September 30, 2021	Year-over-Year Growth
Members covered by a value-based home care model	327,700	269,700	21.5%

Humana Inc.
Benefits Payable Statistics (T)

Quarter Ended	Days in Claims Payable (DCP)	Change Last 4 Quarters	Percentage Change
9/30/2021	46.5	(1.9)	-3.9%
12/31/2021	43.7	(2.5)	-5.4%
3/31/2022	43.0	(2.0)	-4.4%
6/30/2022	46.0	1.0	2.2%
9/30/2022	46.2	(0.3)	-0.6%

Change in Days in Claims Payable (DCP) (U)	1Q 2022	2Q 2022	3Q 2022	YTD 2022	3Q 2021	Last Twelve Months
DCP—beginning of period	43.7	43.0	46.0	43.7	45.0	46.5
Components of change in DCP:
Provider accruals (V)	0.8	1.9	(0.4)	2.3	(1.1)	1.6
Medical fee-for-service (W)	(3.1)	1.6	0.3	(1.2)	2.6	(2.8)
Pharmacy (X)	1.7	(0.9)	0.1	0.9	(0.5)	0.4
Processed claims inventory (Y)	0.1	0.3	0.1	0.5	0.2	0.6
Other (Z)	(0.2)	0.1	0.1	—	0.3	(0.1)
DCP—end of period	43.0	46.0	46.2	46.2	46.5	46.2
Total change from beginning of period	(0.7)	3.0	0.2	2.5	1.5	(0.3)

Humana Inc.
Footnotes to Statistical Schedules and Supplementary Information
3Q22 Earnings Release
(A)Put/call valuation adjustments associated with the company's non-consolidating minority interest investments.
(B)Net earnings associated with the company's non-consolidating minority interest investments.
(C)The Medicaid and other category includes premiums associated with the company’s Medicaid business, as well as premiums associated with the health plan's direct contracting entity.
(D)Reflects results from the company's home health and hospice lines of business, including the impact of the previously disclosed transactions in August 2021 and August 2022.
(E)The ASO and other category is primarily comprised of Administrative Services Only (ASO) fees and other ancillary services fees, including military services unless separately disclosed.
(F)Membership includes Medicaid Temporary Assistance for Needy Families (TANF), dual-eligible demonstration, and Long-Term Support Services (LTSS) from state-based contracts, as well as members associated with the health plan's direct contracting entity.
(G)Fully-insured dental membership as reported does not include Humana members that have a Medicare Advantage plan that includes an embedded dental benefit. Costs associated with these dental benefits, however, are recorded in the Group and Specialty segment earnings results.
(H)Other supplemental benefits include group life policies.
(I)Members and plans connected to Humana's 2021 Independent Care Health Plan (iCare) acquisition are being integrated into the company's systems, as such, there may be fluctuations in the value-based care distribution as the integration effort is finalized.
(J)In certain circumstances, the company contracts with providers to accept financial risk for a defined set of Medicare Advantage membership. In transferring this risk, the company prepays these providers a monthly fixed-fee per member to coordinate substantially all of the medical care for their Medicare Advantage members assigned or attributed to their provider panel, including some health benefit administrative functions and claims processing. For these capitated Shared Risk arrangements, the company generally agrees to payment rates that target a benefit expense ratio. The result is a high level of engagement on the part of the provider.
(K)A Path to Risk provider is one who has a high level of engagement and participates in one of Humana’s pay-for-performance programs (Model Practice or Medical Home) or has a risk contract in place with a trigger (future date or membership threshold) which has not yet been met. In addition to earning incentives, these providers may also have a shared savings component by which they can share in achieved surpluses when the actual cost of the medical services provided to patients assigned or attributed to their panel is less than the agreed upon medical expense target.
(L)Specialty per member per month is computed based on reported specialty premiums and average fully-insured specialty membership for the period. Included with specialty premiums are stop-loss ASO premiums.
(M)The amounts primarily reflect services revenues under the TRICARE East Region contract that generally are contracted on a per-member basis.
(N)Computed based on average membership for the period (i.e. monthly ending membership during the period divided by the number of months in the period).
(O)Script volume is presented on an adjusted 30-day equivalent basis. This includes all scripts processed by the Humana pharmacy benefit manager (PBM).
(P)De novo refers to all new centers opened since 2020 under a WCAS joint venture. Wholly-owned refers to all centers outside a WCAS joint venture.
(Q)Represents Medicare Advantage (MA) risk, MA path to risk, MA value-based, Direct Contracting Entity, and Accountable Care Organization patients.
(R)Reflects patient admissions under the Patient Driven Groupings Model (PDGM) payment model.
(S)Reflects all patient admissions regardless of reimbursement model. Same store is defined as care centers that have been operated at least the last twelve months and startups that are an expansion of a same store care center.
(T)A common metric for monitoring benefits payable levels relative to benefits expense is days in claims payable (DCP). The company calculates DCP using the quarterly reported benefits expense and benefits payable balances as presented within the company’s consolidated financial statements.
(U)DCP fluctuates due to a number of factors, the more significant of which are detailed in this rollforward. Growth in certain product lines can also impact DCP for the quarter since a provision for claims would not have been recorded for members that had not yet enrolled earlier in the quarter, yet those members would have a provision and corresponding medical claims reserve recorded upon enrollment later in the quarter.
(V)Provider accruals represent portions of capitation payments set aside to pay future settlements for capitated providers. Related settlements generally happen over a 12-month period.
(W)Represents medical and specialty claims incurred but not reported (IBNR) for non-pharmacy fully-insured products.
(X)Represents pharmacy claims expense including payments to the company’s pharmacy benefit manager for prescription drugs filled on behalf of Humana’s members, as well as government subsidized programs from Medicare Part D such as low income cost and reinsurance subsidies, as well as coverage gap discount programs.
(Y)Includes processed claims that are in the post claim adjudication process, which consists of operating functions such as audit, check batching and check handling. These claims are included in IBNR lags, but have not yet been mailed or released from Humana.
(Z)Includes non-lagged reserves such as ASO stop loss, life reserves, and accidental death and dismemberment/accident and health. Also includes an explicit provision for uncertainty (also called a provision for adverse deviation) intended to ensure the unpaid claim liabilities are adequate under moderately adverse conditions.